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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                              Commission File Number 333-88564-01
                                                     333-88564-02
                                                     ---------------------------

                       FNANB CREDIT CARD MASTER NOTE TRUST
                                      and
                         FNANB CREDIT CARD MASTER TRUST
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             (Exact name of registrant as specified in its charter)

                           C/O FLEET BANK (RI), N. A.
                             111 WESTMINSTER STREET
                              PROVIDENCE, RI 02903
                                  401-278-5451
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      FNANB Credit Card Master Note Trust, Class A Floating Rate Asset Backed
                              Notes, Series 2002-A
             FNANB Credit Card Master Note Trust, Class A Floating
                     Rate Asset Backed Notes, Series 2003-A
             FNANB Credit Card Master Trust, Collateral Certificates
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i)  [ ]  Rule 12h-3(b)(1)(i)  [X]
                 Rule 12g-4(a)(1)(ii) [ ]  Rule 12h-3(b)(1)(ii) [ ]
                 Rule 12g-4(a)(2)(i)  [ ]  Rule 12h-3(b)(2)(i)  [ ]
                 Rule 12g-4(a)(2)(ii) [ ]  Rule 12h-3(b)(2)(ii) [ ]
                                           Rule l5d-6           [ ]

      Approximate number of holders of record as of the certification or notice date: 30

      Pursuant to the requirements of the Securities Exchange Act of 1934 FNANB Credit Card Master Note Trust and FNANB Credit Card Master Trust have caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 17, 2004        By: /s/ John S. Fioravanti
                                    ______________________
                                        John S. Fioravanti
                                        Senior Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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